3DIcon Director Purchases Company’s Stock

TULSA, Okla.—(BUSINESS WIRE)—3DIcon Corporation (OTCBB: TDCP), the developer of groundbreaking three-dimension projection and display technologies, today announced that Victor Keen, one of its directors, has purchased from the Company restricted stock for an investment of $100,000.

Board member Victor Keen commented, “Over the two years of service on the Board of 3DIcon I have come to understand and appreciate the commercial potential of the Company in the display field, most notably its volumetric display technology known as “CSpace.” I believe that the strong management and technical team in place bodes well for the success of CSpace in a number of promising applications, including, in particular, medical display and airport security scanning. In addition, I am excited about the prospects for the Company’s other proprietary display technologies, namely, Pixel Precision and the recently announced OLED flexible flat panel display and for its joint venture with Aria International Incorporated. At a current market capitalization of the Company of under $3 million, an additional investment in the Company at this time was, for me, most compelling.”

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are being designed to produce full color, 360° volumetric images. 3DIcon has completed a working prototype of its flagship technology, CSpace®, a breakthrough in 3D imaging. 3DIcon has also launched its first software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
Deborah Conner
3DIcon Corporation
Investor and Media Relations
918-494-0505